Exhibit 99.1

Casey's Board of Directors Elects President and CEO Darren M. Rebelez as Board Chair

ANKENY, Iowa, June 6, 2023 – (Business Wire) – Casey’s General Stores, Inc., (“Casey’s” or the “Company”) (Nasdaq: CASY) today announced that its Board of Directors (the “Board”) unanimously elected Darren M. Rebelez, the Company’s President, CEO and a current director, to the additional role of Board Chair, effective June 2, 2023. Mr. Rebelez succeeds H. Lynn Horak as Board Chair, who along with Diane Bridgewater, are retiring from the Board on September 6, 2023.

The Company also announced that the Board unanimously elected Judy A. Schmeling, a director since 2018, to the role of Lead Independent Director, also as of June 2, 2023. As part of the Board leadership transition, which was the result of a comprehensive evaluation process, the Board also enhanced its Lead Independent Director duties, which are set forth in the Company’s Corporate Governance Guidelines (available on its website under the “Investor Relations” tab).

“On behalf of the Board, we are pleased to appoint Darren as Board Chair, in addition to his continuing role as President and CEO,” said Mr. Horak. “Darren has made a significant impact on the Company since he joined in 2019 and the Board believes his strategic vision and proven leadership capabilities make him the right person to lead the Company into the future. The Board is also pleased that Judy, with her decades of leadership both as an executive and in the boardroom, has stepped into the role of Lead Independent Director.”

“I am honored by the confidence the Board has placed in me to serve as its Chair, and I look forward to working closely with Judy, as our new Lead Independent Director, for years to come,” said Mr. Rebelez. “On behalf of the Board and the entire Casey’s team, I also want to extend a sincere thank you to both Lynn and Diane for their combined 30 years of distinguished service and leadership on the Board. They helped build Casey’s into the great organization it is today and we wish them nothing but the best in their retirement from the Board come September.”

About Casey’s
Casey’s is a Fortune 500 company (Nasdaq: CASY) operating over 2,500 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com